Final Term Sheet

Filed Pursuant to Rule 433

Registration Numbers: 333-192115

333-192115-01

333-192115-02

333-192115-03

September 16, 2014

FINAL TERM SHEET

WPP FINANCE 2010

Fully and Unconditionally Guaranteed by

WPP PLC

WPP JUBILEE LIMITED

WPP 2005 LIMITED

The information in this pricing term sheet supplements the preliminary prospectus supplement, dated September 16, 2014 (the “Preliminary Prospectus”) of WPP Finance 2010, WPP plc, WPP Jubilee Limited and WPP 2005 Limited, and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus.

U.S.$750,000,000 3.750% Senior Notes due 2024 (the “Notes”)

Issuer:	WPP Finance 2010

Guarantors:	WPP plc
WPP Jubilee Limited
WPP 2005 Limited

Aggregate Principal Amount:	U.S.$750,000,000

Trade Date:	September 16, 2014

Settlement Date:	September 19, 2014 (T+3)

Maturity Date:	September 19, 2024

Coupon (Interest Rate):	3.750%

Issue Price (Price to Public):	98.029% of principal amount

Yield to Maturity:	3.991%

Benchmark Treasury:	U.S. Treasury 2.375% due August 15, 2024

Spread to Benchmark Treasury:	+140 basis points

Benchmark Treasury Price and Yield:	98-04, 2.591%

Net Proceeds to the Issuer (after the underwriting discount and before offering expenses):	U.S.$731,842,500

Interest Payment Dates:	March 19 and September 19 of each year, beginning on March 19, 2015

Interest Payment Record Dates:	March 4 and September 4 of each year

Optional Redemption:	The Issuer may, at its option, redeem the Notes, in whole or in part, at the greater of (1) 100% of the principal amount of such Notes and (2) the sum of the present values of each remaining payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury rate plus 20 basis points, plus accrued and unpaid interest to, but excluding, the redemption date

Tax Redemption:	The Issuer may, at its option, redeem the Notes, in whole (but not in part), upon the occurrence of certain events relating to taxation at 100% of the principal amount of such Notes, plus accrued interest and unpaid to, but excluding, the redemption date

Sinking Fund Provisions:	None

Change of Control
Repurchase Event Offer:	Upon the occurrence of a change of control repurchase event, the Issuer will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date

Legal Format:	SEC-Registered

Joint Book-Running
Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Selling Restrictions:	European Economic Area, United Kingdom and Canada (Ontario and Quebec only)

Expected Listing:	The Official List of the Irish Stock Exchange for trading on the Global Exchange Market

CUSIP / ISIN:	92936MAF4 / US92936MAF41

Expected Ratings*:	S&P:	BBB (stable outlook)
	Moody’s:	Baa2 (stable outlook)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by the Issuer and the Guarantors by means of a registration statement on Form F-3 (SEC File Nos. 333-192115, 333-192115-01, 333-192115-02, and 333-192115-03).

The Issuer and the Guarantors have filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantors have filed with the SEC for more complete information about the Issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. toll-free at 1-866-471-2526, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.